Exhibit 10.2

October 24, 2013

Lazarus Energy LLC
801 Travis, Suite 2100
Houston, Texas 77002
Attention: Jonathan Carroll

GEL TEX Marketing, LLC
Milam Services, Inc.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Steve Nathanson

Re: Letter Agreement Regarding Certain Advances and Related Agreements

Gentlemen:

Reference is made to that certain (i) Joint Marketing Agreement dated August 12, 2011 (as amended, restated or supplemented from time to time, the "JMA"), by and between Lazarus Energy LLC, a Delaware limited liability company ("Lazarus"), and GEL Tex Marketing, LLC, a Delaware limited liability company ("GEL"), (ii) Construction and Funding Contract dated August 12, 2011 (as amended, restated or supplemented from time to time, the "CFC"), by and between Lazarus and Milam Services, Inc., a Delaware corporation ("MSI"), (iii) Crude Oil Supply and Throughput Services Agreement dated August 12, 2011 by and between GEL and Lazarus, (iv) Letter Agreement dated June 25, 2012 by and between GEL, MSI and Lazarus regarding expense payments and reservations of rights ("Operating Expense Payment Letter Agreements"), (v) Acknowledgement Letter dated June 1, 2012 addressed to Lazarus by GEL (the "Acknowledgement Letter"), (vi) Letter Agreement Regarding Distribution to Recover December 31, 2012 Payment made to Lazarus dated December 20, 2012 ("December 2012 Payments Letter Agreement"), (vi) Letter Agreement Regarding Distributions to Recover Payment made to Settle Claims Against Lazarus dated February 21, 2013 ("Settlement Payment Distribution Letter"), and (vii) Letter Agreement Advances To Fund February 2013 Turnaround dated February 21, 2013 (the "2013 Turnaround Letter"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the CFC.

The parties to this Letter Agreement desire to set forth certain acknowledgements and agree to certain modifications to the JMA, the CFC and the Supply Agreement, as more particularly set forth herein.

Section 1. Advances to pay for Equipment and Services at the Facility.

(a) GEL agrees to advance an amount equal to (1) $75,986.01, to be used by Lazarus exclusively to pay the invoices of Petroleum Measurement Equipment Company ("PEMC") that are attached as Exhibit A hereto, for equipment and services provided by PEMC at the Facility, (2) $50,947.95, to be used by Lazarus exclusively to pay the invoices of Guardian Compliance ("Guardian") that are attached as Exhibit B hereto, for equipment and services provided by Guardian at the Facility, (3) not more than $45,000, to be used by Lazarus exclusively to purchase from Ro-Flo Compressors LLC a Naphtha compressor, which shall be located and used exclusively at the Facility, and (4) not more than $15,000, to be used by Lazarus exclusively to purchase from a vendor pre-approved by GEL the firefighting equipment described on Exhibit C, which shall be located and used exclusively at the Facility.

(b) Lazarus shall provide to GEL true and correct copies of the invoices from the applicable suppliers of the equipment referenced in Section 1(a) (the "Equipment"), and such other information substantiating the charged amounts from the applicable suppliers of the Equipment. GEL, at its option, shall either pay such invoices directly to the supplier, or advance funds to Lazarus for contemporaneous payment by Lazarus to the applicable supplier in a manner acceptable to GEL, provided that GEL shall only pay or advance funds for Equipment that has been delivered to the Facility. The amounts to be paid or advanced by GEL for the Equipment shall not exceed for each item the amount specified in Section 1(a) for such item. GEL shall have the right to approve the vendor(s) and the compressor and firefighting equipment prior to any such purchase.

(c) All amounts advanced or paid by GEL or its Affiliates pursuant to this Letter Agreement shall constitute Obligations.

(d) In the event Lazarus breaches or otherwise fails to comply with any of its obligations under this Letter Agreement, in addition to any other remedies at law or equity available to GEL, GEL shall be entitled to have any and all Equipment referenced herein removed from the Facility and delivered to GEL.

Section 2. Certain Agreements.

(a) Commencing on the first date written above and continuing until and including August 12, 2019, Lazarus hereby waives its right to terminate the Supply Agreement pursuant to Section 2.1 thereof and its right to terminate the JMA pursuant to Section 7.1 thereof. Lazarus further hereby agrees that, unless sooner terminated by GEL with 180 days prior written notice, the Supply Agreement and the JMA shall be automatically renewed for successive one year terms at the expiration of the respective Initial Term (as such term is defined in such agreements) and at the expiration of each such successive one year term, in each case until August 12, 2019.

(b) Notwithstanding any provisions of the CFC, JMA, Supply Agreement or any Contract Document to the contrary, (1) to the extent that GEL's, Milam's or their respective Affiliates' ability to assign or otherwise transfer any of their rights or obligations in whole or in part under the CFC, JMA, Supply Agreement or any Contract Documents is restricted in any way by the terms of such applicable agreement, then such restrictions shall not apply to any such assignment or transfer to a prospective assignee or transferee that is financially responsible, creditworthy, and has significant industry qualifications and experience commiserate with that required to fulfill its obligations under such applicable agreement, and (2) GEL, Milam and their respective Affiliates have the right to provide any data or information relating the CFC, JMA, Supply Agreement or any Contract Document or any of them, the Facility or the Project to any prospective assignee or transferee and to their respective representatives with the understanding that any data or information relating to the CFC, JMA, Supply Agreement, any Contract Document, the Facility, or the Project may be confidential or proprietary, and any prospective assignee or transferee and their respective representatives shall execute a confidentiality agreement with respect to such confidential or proprietary data or information.

(c) Lazarus reaffirms that Operations Payments (as defined in the JMA) may only be used to pay Operating Expenses (as defined in the JMA) of the Facility. On or before the 5th day of each calendar month, Lazarus shall provide to GEL an itemized list of the Operating Expenses of the Facility, including detail by person and amount of salaries, that will be paid by the Operations Payment in such month. Upon request of GEL, Lazarus shall provide an accounting of use of the Operations Payments in prior months, including supporting documentation for any such uses.

(d) Lazarus agrees and acknowledges that the current outstanding aggregate balance of the Obligations as of August 31, 2013 owed by it to Milam and GEL is $11,364,862 Lazarus hereby ratifies all of its Obligations under the CFC and each of the Contract Documents to which it is a party, and agrees and acknowledges that the CFC and each of the Contract Documents to which it is a party shall continue in full force and effect after giving effect to this Letter Agreement. Without limiting the foregoing, Lazarus hereby specifically ratifies all liens and security interests granted to Milam or GEL, or their respective Affiliates to secure the Obligations. Nothing in this Letter Agreement extinguishes, novates or releases any right, claim, Lien, security interest or entitlement of GEL, Milam or their respective Affiliates created by or contained in the CFC or any of such Contract Documents, nor is Lazarus released from any covenant, warranty or Obligation created by or contained therein.

(e) Lazarus hereby agrees to keep the Equipment in good working order and condition and to use the Equipment exclusively at the Facility and in a manner that a reasonable prudent owner of such Equipment would. Lazarus further agrees to carry customary insurance covering the Equipment. Lazarus shall not remove the Equipment from the Facility without the prior written consent of GEL. The security interests granted in the Contract Documents shall cover the Equipment and Lazarus agrees to execute a financing statement covering the Equipment.

(f) Lazarus agrees and acknowledges that GEL has satisfied all of its obligations under the 2013 Turnaround Letter and that no additional funds will be advanced to Lazarus thereunder.

(g) Lazarus for itself, its successors and assigns and all those at interest therewith (collectively, the "Releasing Parties"), jointly and severally, hereby voluntarily and forever, RELEASE, DISCHARGE AND ACQUIT the Contractor Group (sometimes referred to below collectively as the "Released Parties") and all those at interest therewith of and from any and all Claims or losses of every kind or nature at this time known or unknown, direct or indirect, fixed or contingent, which the Releasing Parties, have or hereafter may have arising out of any act, occurrence, transaction, or omission occurring from the beginning of time to the date of execution of this Letter Agreement if related to the CFC, the other Contract Documents or any of the agreements referenced in the first paragraph above (the "Released Claims"), except that the future duties and obligations of the Contractor Group under the CFC and the Contract Documents shall not be included in the term Released Claims. IT IS THE EXPRESS INTENT OF THE RELEASING PARTIES THAT THE RELEASED CLAIMS SHALL INCLUDE ANY CLAIMS OR CAUSES OF ACTION ARISING FROM OR ATTRIBUTABLE TO THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE RELEASED PARTIES.

Section 3. Certain Representations

(a) Each party hereby represents to the other that (a) it has full power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Letter Agreement by such party have been duly and validly authorized by all necessary corporate action on the part of such party, and (c) this Letter Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

(b) In connection with each advance of funds or direct payment made by GEL or its Affiliates pursuant to this Letter, Lazarus represents, warrants and certifies to GEL that the amounts requested by Lazarus represent the actual costs incurred by Lazarus, after giving effect to all discounts or rebates, for the item for which such payment or advance is requested, and that the item is or will be in exclusive use at the Facility.

As modified by this Letter Agreement, all of the terms of the JMA, CFC, Supply Agreement, Operating Expense Payment Letter Agreements, Acknowledgement Letter, December 2012 Payments Letter Agreement, the Settlement Payment Distribution Letter, and the 2013 Turnaround Letter are hereby ratified and confirmed and shall remain in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed by their duly authorized representatives effective as of the date first written above.

GEL TEX MARKETING, LLC, a Delaware limited liability company

By:	/s/ R.V. DEERE
Name:	R.V. Deere
Title:	CFO

MILAM SERVICES, INC., a Delaware corporation

By:	/s/ R.V. DEERE
Name:	R.V. Deere
Title:	CFO

LAZARUS ENERGY LLC, a Delaware limited liability company

By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

EXHIBIT A

Petroleum Measurement Equipment Company Invoices

(see attached)

EXHIBIT B

Guardian Compliance Invoices

(see attached)

EXHIBIT C

Firefighting Equipment Description

Air packs
Foam for rack sprinkler
All call emergency system
Gas monitor
Fire engine/control panel
Cold packs
PPE fire gear